UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 3, 2012

WMI LIQUIDATING TRUST
(Exact name of registrant as specified in its charter)

Commission File Number:  1-14667

WASHINGTON	45-6794330
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1201 THIRD AVENUE, SUITE 3000
SEATTLE, WASHINGTON 98101
(Address of principal executive offices, including zip code)

(206) 432-8887
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

As previously disclosed in the Current Report on Form 8-K that was filed by Washington Mutual, Inc. (“WMI”) with the Securities and Exchange Commission on March 12, 2012, the WMI Liquidating Trust (the “Trust”) was formed on March 6, 2012, when WMI and WMI’s wholly-owned subsidiary, WMI Investment Corp. (“Investment” and collectively with WMI, the “Debtors”), entered into a liquidating trust agreement with William C. Kosturos as the liquidating trustee, and CSC Trust Company of Delaware, as the Delaware resident trustee (the “Agreement”).

On April 3, 2012, the Trust issued a press release announcing that on or about April 16, 2012, it will begin issuing summary statements to holders of Liquidating Trust Interests (as such term is defined in the Agreement) who returned a valid Form W-8 or Form W-9 in connection with the solicitation of acceptances on and elections pursuant to the Debtors’ Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, as modified by the Modification of Seventh Amended Plan dated January 9, 2012, the Second Modification of Seventh Amended Plan dated January 12, 2012, and the Third Modification of Seventh Amended Plan dated February 16, 2012 (the “Plan”).  As previously announced, the Plan became effective on March 19, 2012 (the “Effective Date”).

The summary statements to be issued on or about April 16, 2012 will provide a summary of the value of a particular holder’s Allowed Claim (as defined in the Plan) as of the Effective Date, distributions made with respect to such claim, and the balance of Liquidating Trust Interests held by that holder after giving effect to such distributions made on March 23, 2012. At the end of each calendar quarter, as appropriate, subsequent statements reflecting certain updated information will be mailed to holders of Liquidating Trust Interests.

The value of the Liquidating Trust Interests as determined solely for federal income tax purposes (as of the Effective Date) will be included in the initial statements.  Pursuant to the Plan, holders are required to consistently use this value for all federal income tax purposes.  On April 5, 2012, an updated worksheet for the holders summarizing the value per Liquidating Trust Interest for federal income tax purposes (as of the Effective Date) was posted to the Liquidating Trust’s website.  A copy of this updated worksheet is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The April 3, 2012 press release discussed above also announced that on March 23, 2012, consistent with the Plan, a onetime disbursement of $326.8 million (or $335 million less a “holdback” in respect of the payment of certain professional fees as contemplated by the Plan) was made to members of Class 17A (as described in the Plan) across holders of approximately $6.1 billion of claims (after giving effect to adjustments for applicable exchange rates for foreign currency, if any) and that no additional distributions of cash or Liquidating Trust Interests will be made to members of Class 17A.  The press release contains a chart summarizing the cash distribution rates for Class 17A by security and CUSIP.  The press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

The exhibits hereto may contain certain estimates, statements of belief or judgment and assumptions that may be deemed to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and/or the “Bespeaks Caution” doctrine applied by the courts under the antifraud provisions of the federal securities laws. Such forward-looking statements are based on current plans, expectations, estimates, beliefs and judgments about the value of the assets of the Trust and Liquidating Trust Interests. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future payments to current or future holders of Liquidating Trust Interests and are subject to risks and uncertainties that are difficult to predict. These risks include, among other factors: (i) the Trust’s ability to obtain the approval of the United States Bankruptcy Court for the District of Delaware (the “Court”) with respect to motions in the Debtors’ chapter 11 proceedings prosecuted by the Trust from time to time; (ii) the Trust’s ability to resolve disputed claims; (iii) risks associated with any litigation and other claims that might be brought against the Debtors or the

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Trust in the future during the anticipated initial three year term of the Trust (which term is subject to extension for up to an additional three years, subject to certain limited exceptions, with the approval of the Court); and (iv) there is no liquidity for the Liquidating Trust Interests issued by the Trust, which are non-certificated and non-transferable other than by will, intestate succession or operation of law. Unless required by law, the Trust does not undertake any obligation to update publicly any forward-looking statements.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
EX-99.1	Value Worksheet for Liquidating Trust Interest Holders

EX-99.2	Press Release dated April 3, 2012

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Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMI LIQUIDATING TRUST

Date: April 10, 2012	By:	/s/ John Maciel
John Maciel
Chief Financial Officer, WMI Liquidating Trust on behalf of Washington Mutual, Inc. and WMI Investment Corp.

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